Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fidelity National Information Services, Inc. of our report dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule of Worldpay, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle for the accounting for revenue from contracts with customers), appearing in a Current Report on Form 8-K of Fidelity National Information Services, Inc. dated May 13, 2019.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

July 31, 2019